Filed Pursuant to Rule 424(b)(2)
File No. 333-159738

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated November 10, 2010 PRICING SUPPLEMENT No. 37 dated November , 2010 (To Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K Currency Linked Securities Upside Participation And 1-to-1 Downside Exposure

Access Securities Notes Linked to a Currency Basket due June , 2013

■  Linked to a currency basket comprised of the Brazilian Real (25%), the Australian Dollar (25%), the Norwegian Krone (25%), and the Canadian Dollar (25%), each relative to the U.S. Dollar

■   Contingent minimum return of 18% to 21% of the original offering price per note so long as the basket components do not depreciate in the aggregate relative to the U.S. Dollar

■  100% participation in the aggregate appreciation of the basket components relative to the U.S. Dollar above the contingent minimum return

■   Full downside exposure to the aggregate depreciation of the basket components relative to the U.S. Dollar

■   Term of approximately 2.5 years

■   No periodic interest payments

■   May lose some, or all, of the original offering price

Investing in the notes involves risks. See “Risk Factors” on page PRS-7.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction. The notes are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	2.00%	98.00%
Total

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs. If the notes were priced today, the agent discount and structuring and development costs would total approximately $35.00 per $1,000 note. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the agent discount and structuring and development costs exceed $50.00 per $1,000 note. See “Plan of Distribution” in the accompanying prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Access Securities Notes Linked to a Currency Basket due June , 2013

Investment Description

The Notes Linked to a Currency Basket due June     , 2013 are senior unsecured debt securities of Wells Fargo & Company that are linked to a basket which represents the aggregate weighted returns of the basket components, each relative to the U.S. Dollar (the “Basket”) and provide (i) the possibility of a contingent minimum return within the range of 18% to 21% of the original offering price per note so long as the ending level is not less than the starting level, (ii) the possibility of a return greater than the contingent minimum return if the ending level is greater than the starting level, and (iii) full exposure to decreases in the level of the Basket from the starting level. The Basket is comprised of the following basket components relative to the U.S. Dollar, with each basket component having a 25% weighting in the Basket: the Brazilian Real; the Australian Dollar; the Norwegian Krone; and the Canadian Dollar. If the ending level is less than the starting level, you will lose some, and possibly all, of the original offering price of your notes.

You should read this pricing supplement together with the accompanying prospectus supplement dated April 23, 2010 and prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supercedes information in the accompanying prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the accompanying prospectus supplement.

Investor Considerations

We have designed the notes for investors who:

•

seek exposure to the upside performance of the Basket by participating 100% in any increase in the ending level over the starting level with a contingent minimum return within the range of 18% to 21% of the original offering price per note so long as the ending level is not less than the starting level;

•

understand that if the ending level is less than the starting level, they will be fully exposed to any decrease in the Basket from the starting level and will lose some, and possibly all, of the original offering price of the notes;

•	do not seek current income; and

•	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

•	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

•	expect the level of the Basket to decrease from its starting level;

•	seek a greater contingent minimum return;

•	seek principal protection for their investment;

•	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

•	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Basket generally, or to the exposure to the Basket that the notes provide specifically; and

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

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Terms of the Notes

Market Measure:	A basket (the “Basket”) comprised of the following basket components, with the return of each basket component relative to the U.S. Dollar having a 25% weighting in the Basket: the Brazilian Real; the Australian Dollar; the Norwegian Krone; and the Canadian Dollar.

Pricing Date:	, 2010

Issue Date:	December , 2010

The “redemption amount” per note will equal:

• If the ending level is greater than or equal to the starting level: the original offering price per note plus the greater of:

(i)the contingent minimum return; and

(ii)	original offering price per note	x	ending level – starting level	x participation rate	; or
starting level

Redemption Amount:	• If the ending level is less than the starting level: the original offering price per note minus

[	original offering price per note x	starting level – ending level starting level	]

If the ending level is less than the starting level, you will lose some, and possibly all, of the original offering price of your notes.

Stated Maturity Date:	June , 2013, subject to postponement if the exchange rate for a basket component is not published. If the exchange rate for a basket component is not published on the calculation day, and the ending level has not been determined as provided herein prior to three business days prior to the stated maturity date, the stated maturity date will be postponed to the third business day following the date on which the ending level is determined.

Starting Level:	The starting level is 100.

Ending Level:	The “ending level” will be calculated based on the weighted returns of the basket components, each relative to the U.S. Dollar, and will be equal to the product of (i) 100 and (ii) an amount to equal 1 plus the sum of: (A) 25% of the component return of the Brazilian Real; (B) 25% of the component return of the Australian Dollar; (C) 25% of the component return of the Norwegian Krone; and (D) 25% of the component return of the Canadian Dollar.

Contingent Minimum Return:	The contingent minimum return will be determined on the pricing date and will be within the range of 18% to 21% of the original offering price per note ($180 to $210 per $1,000 note) so long as the ending level is not less than the starting level. References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

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Terms of the Notes (Continued)

Component Return:

The “component return” of a basket component will be equal to:

final component level – initial component level

initial component level

where,

•   the “initial component level” will be the exchange rate of such basket component on the pricing date; and

•   the “final component level” will be the exchange rate of such basket component on the calculation day.

Participation Rate:	100%

Exchange Rate:

The “exchange rate” for each basket component, for purposes of determining the component return on any currency trading day, will be determined as follows:

•Brazilian Real – the rate for conversion of Brazilian Reals into U.S. Dollars (expressed as the number of U.S. Dollars per 1 Brazilian Real) equal to one divided by the government fixing rate, as determined by reference to the “ASK” price on the Bloomberg page “BZFXPTAX<CURNCY>“, or any successor or replacement service or page, rounded to five decimal places, with .000005 rounded upwards to .00001, on such currency trading day.

•Australian Dollar – the rate for conversion of Australian Dollars into U.S. Dollars (expressed as the number of U.S. Dollars per 1 Australian Dollar) equal to the WM/Reuters Closing Spot Rate (Mid) as calculated at approximately 4:00 p.m. London time and published at approximately 4:15 p.m. London time as referenced by Bloomberg page WMCO1 “AUD” below “MID,” or any successor or replacement service or page, on such currency trading day.

•Norwegian Krone – the rate for conversion of Norwegian Krones into U.S. Dollars (expressed as the number of U.S. Dollars per 1 Norwegian Krone) equal to one divided by the WM/Reuters Closing Spot Rate (Mid) as calculated at approximately 4:00 p.m. London time and published at approximately 4:15 p.m. London time as referenced by Bloomberg page WMCO1 “NOK” below “MID,” or any successor or replacement service or page, rounded to five decimal places, with .000005 rounded upwards to .00001, on such currency trading day.

•Canadian Dollar – the rate for conversion of Canadian Dollars into U.S. Dollars (expressed as the number of U.S. Dollars per 1 Canadian Dollar) equal to one divided by the WM/Reuters Closing Spot Rate (Mid) as calculated at approximately 4:00 p.m. London time and published at approximately 4:15 p.m. London time as referenced by Bloomberg page WMCO1 “CAD” below “MID,” or any successor or replacement service or page, rounded to five decimal places, with .000005 rounded upwards to .00001, on such currency trading day.

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Terms of the Notes (Continued)

Calculation Day:	May 31, 2013 or, if such day is not a currency trading day, the next succeeding currency trading day. If the exchange rate for a basket component is not published on the calculation day, such calculation day for such basket component will be postponed to the first succeeding currency trading day on which the exchange rate for such basket component is published. If such first succeeding currency trading day has not occurred as of the fifth scheduled currency trading day after the scheduled calculation day for such basket component, that fifth scheduled currency trading day shall be deemed the calculation day. If the calculation day has been postponed five scheduled currency trading days after the scheduled calculation day for such basket component and such fifth scheduled currency trading day is not a currency trading day, or if the exchange rate with respect to such basket component on such fifth scheduled currency trading day is not published, the calculation agent will determine the exchange rate of such basket component on such fifth scheduled currency trading day in a commercially reasonable manner. Notwithstanding a postponement of the calculation day for a particular basket component due to the non-publication of the exchange rate for such basket component, the originally scheduled calculation day will remain the calculation day for any basket component for which an exchange rate is published. As used herein, a “currency trading day,” with respect to a basket component, means a day on which commercial banks are open for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in New York, New York and in the principal financial center for the applicable basket component (São Paulo, Brazil, with respect to the Brazilian Real; Sydney, Australia, with respect to the Australian Dollar; Oslo, Norway, with respect to the Norwegian Krone; and Toronto, Canada, with respect to the Canadian Dollar) and are not otherwise required by law, regulation or executive order to close.

Calculation Agent:

Wells Fargo Securities, LLC, one of our subsidiaries, will act as the calculation agent for the notes and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agency agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•determine whether the exchange rate for a basket component is not published, and, if so, determine such exchange rate in a commercially reasonable manner;

•select a successor or replacement service or page if needed; see “Exchange Rate;” and

•determine if adjustments are required to the exchange rate of a basket component under various circumstances; see “—Adjustments to a Basket Component.”

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the notes will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

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Terms of the Notes (Continued)

Adjustments to a Basket Component:	If, after the pricing date and on or before the calculation day, any country issuing a basket component (the “issuing entity”), has lawfully eliminated, converted, redenominated or exchanged its lawful currency that was in effect on the pricing date (an “original currency”) for a successor currency, then for the purpose of calculating the component return for such basket component, the Basket will include the successor currency and no longer include the original currency. The initial component level for the successor currency will be adjusted to reflect such successor currency in accordance with the exchange ratio set by the issuing entity for converting the original currency into the successor currency on the date that the elimination, conversion, redenomination or exchange occurred. If there is more than one such date prior to the calculation day, the date closest to the calculation day will be selected.

Events of Default and Acceleration:

In case an event of default with respect to the notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration will be equal to the redemption amount, calculated as provided herein. The redemption amount will be calculated as though the date of acceleration were the calculation day.

Tax Consequences:

We intend to treat the notes as pre-paid derivative contracts relating to the performance of the Basket for United States federal income tax purposes, and pursuant to the terms of the notes Wells Fargo and you agree (in the absence of a change in law, administrative guidance or a judicial ruling to the contrary) to so characterize and treat the notes. However, because there is no authority that specifically addresses the United States federal income tax treatment of the notes, it is possible that your notes could be alternatively treated for United States federal income tax purposes in the manner described under “United States Federal Income Tax Considerations—Alternative Treatments.” We urge you to read the discussion entitled “United States Federal Income Tax Considerations” below on page PRS-27 for a more detailed discussion of the rules applicable to your notes, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

No Listing:	The notes will not be listed on any securities exchange or automated quotation system.

Agent:	Wells Fargo Securities, LLC. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of 2.00% of the original offering price of the notes. Such securities dealers may include Wells Fargo Investments, LLC or Wells Fargo Advisors, LLC. Wells Fargo Investments, LLC and Wells Fargo Advisors, LLC are our affiliates.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RBM2

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Risk Factors

Your investment in the notes will involve risks. You should carefully consider the risk factors set forth below as well as the other information contained in the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

You May Lose Up To All Of Your Investment.

We will not repay you a fixed amount of principal on the notes on the stated maturity date. The redemption amount will depend on the direction of and percentage change in the level of the Basket from the starting level as specified herein to the ending level as determined on the calculation day. Because the level of the Basket will be subject to market fluctuations, the redemption amount you receive may be more or less than the original offering price of the notes.

If the ending level is less than the starting level, the redemption amount will be reduced by an amount equal to the decline in the level of the Basket from the starting level. As a result, you could lose all of the original offering price of your notes even if the level of the Basket is greater than or equal to the starting level at certain points during the term of the notes.

Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

The yield that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. Even if the ending level is greater than the starting level, the amount you receive at stated maturity and your yield may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest-bearing debt securities, the notes do not guarantee the return of a principal amount on the stated maturity date.

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

No Periodic Interest Will Be Paid On The Notes.

No periodic payments of interest will be made on the notes. However, because it is possible that the notes may be classified as contingent payment debt instruments rather than pre-paid derivative contracts, you may be required to accrue interest income over the term of your notes. See “United States Federal Income Tax Considerations.”

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Risk Factors (Continued)

The Inclusion Of The Agent Discount And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution and structuring and development costs. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. The price at which an agent or any other potential buyer may be willing to buy your notes will also be affected by the market and other conditions discussed in the next risk factor.

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by supply and demand of the notes, the level of the Basket at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. A change in a specific factor could have the following impacts on the value of the notes, assuming all other conditions remain constant. When we refer to the “value” of your note, we mean the value that you could receive for your note if you are able to sell it in the open market before the stated maturity date.

•

Basket Performance. The value of the notes prior to maturity will depend substantially on the level of the Basket. The price at which you will be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the Basket at such time is less than the starting level.

•	Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Basket. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the exchange rates changes.

•

Time Remaining To Maturity. The value of the notes may be affected by the time remaining to maturity. As a result of a “time premium,” the notes may have a value above that which would be expected based on the level of interest rates and the performance of the currencies included in the Basket relative to the U.S. Dollar and the level of the Basket at such time the longer the time remaining to maturity. A “time premium” results from expectations concerning the level of the Basket during the period prior to maturity of the notes. As the time remaining to the maturity of the notes decreases, this time premium will likely decrease and, depending on the level of the Basket at such time relative to the starting level, may adversely affect the value of the notes.

•

Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the notes. However, because the return on the notes is dependent upon factors in addition to our ability to pay our

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Risk Factors (Continued)

obligations under the notes, such as the level of the Basket, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the notes.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the level of the Basket. In general, assuming all relevant factors are held constant, we expect that the effect on the value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes. One exception is that one or more significant decreases in the level of the Basket, whenever those decreases occur, may significantly decrease the value of the notes.

We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, it is not obligated to do so and is not required to and does not intend to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

Historical Exchange Rates Of The Basket Components Should Not Be Taken As An Indication Of The Future Exchange Rates Of The Basket Components During The Term Of The Notes.

The weighted returns of the basket components relative to the U.S. Dollar will determine the level of the Basket and the redemption amount payable at maturity to you. As a result, it is impossible to predict whether the level of the Basket will increase or decrease.

Changes In The Exchange Rates Of One Or More Of The Basket Components May Offset Each Other.

Fluctuations in exchange rates may not correlate with each other. At a time when one or more of the exchange rates increase relative to the U.S. Dollar, one or more of the other exchange rates may not increase as much or may even decrease relative to the U.S. Dollar. Therefore, in calculating the ending level, increases in the exchange rate for one or more basket components may be moderated, or wholly offset, by lesser increases or decreases in the exchange rate of one or more of the other basket components.

The Calculation Agent Can Postpone The Stated Maturity Date If The Exchange Rate For A Basket Component Is Not Published.

The determination of the ending level may be postponed if the calculation agent determines that the exchange rate for a basket component is not published on the calculation day. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) three business days after the ending level is determined and (ii) the initial stated maturity date.

The Values Of The Basket Components Are Affected By Many Complex Factors, Including Government Policies, And May Be Highly Volatile And Unpredictable.

Rates of exchange between many foreign currencies and the U.S. Dollar have been highly volatile, and this volatility may continue and perhaps spread to other currencies in the future.

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Risk Factors (Continued)

The value of any currency, including a basket component in terms of the U.S. Dollar, at any point in time, is the result of many complex political and economic factors that affect the relative supply and demand for the two currencies. Changes in the exchange rate over time result from the interaction of factors directly or indirectly affecting economic and political conditions in the originating country of each basket component and the United States, including economic and political developments in other countries. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the United States or any country issuing a basket component or elsewhere may lead to significant and sudden changes in the exchange rate between the U.S. Dollar and a basket component. Of particular importance are the overall growth and performance of the economies of the United States and the originating country of each basket component, the relative rates of inflation, interest rate levels, the performance of the stock markets in the United States and the originating country of each basket component, the balance of payments and the extent of governmental surpluses or deficits in those countries and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries, the United States and other countries important to international trade and finance.

Government Intervention In The Currency Markets May Adversely Affect The Value Of The Basket Components.

Currency exchange rates can either float or be fixed by sovereign governments. Governments of most economically developed nations generally permit their currencies to fluctuate in value relative to the U.S. Dollar. However, these and other governments do not always allow their currencies to float freely in response to economic forces. From time to time, governments use a variety of techniques, such as intervention by their central bank in the currency markets or the imposition of exchange or other regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics of their currency by devaluation or revaluation of the currency. Factors that may cause a government to intervene in the currency markets include the amount of the country’s foreign currency reserves, the country’s balance of payments, the extent of governmental surpluses and deficits, the size of the country’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, a change in the government of a country, and other political conditions affecting the country. Thus, a special risk in purchasing the notes is that their value and the redemption amount could be affected by the actions of sovereign governments which change or interfere with freely determined currency valuations in response to market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or any band limiting the floating range of any basket component should be instituted, altered or removed. Nor will there be any adjustment or change in the terms of the notes in the event of any devaluation or revaluation of the U.S. Dollar or any basket component or any imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency for the U.S. Dollar or any basket component or in the event of any other developments affecting any basket component, the U.S. Dollar, or any other currency.

The Exchange Rate Of The Brazilian Real Is Subject To Intervention By The Central Bank of Brazil And May Be Affected By The Actions Of The Central Bank.

The exchange rate between the Brazilian Real and the U.S. Dollar currently floats freely, but may be influenced from time to time by Central Bank intervention in the currency markets. From 1995 to 1999, the Central Bank allowed the gradual devaluation of the Brazilian Real relative to the U.S. Dollar. In 1999, the Brazilian Real

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Risk Factors (Continued)

suffered a currency crisis with significant devaluation. Subsequently, the Central Bank allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank to manipulate the exchange rate between the Brazilian Real and the U.S. Dollar. Since then, the exchange rate has fluctuated considerably. In addition, under certain conditions the government has the ability to restrict conversion of the Brazilian Real into foreign currencies, which may affect the exchange rate between the Brazilian Real and the U.S. Dollar.

Even Though Currency Trades Around-The-Clock, If A Secondary Market Develops, You Will Not Be Able To Sell Your Notes On A 24-Hour Basis.

The interbank market in foreign currencies is a global, around-the-clock market. Therefore, to the extent that any secondary market for the notes develops, the hours during which you may be able to sell your notes will not conform to the hours during which the basket components and the U.S. Dollar are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the value of the notes. The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and other information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the ending level used to calculate the redemption amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To The Basket Components.

From time to time, we or one or more of our affiliates may express views on expected movements in foreign currency exchange rates. These views are sometimes communicated to clients who participate in the foreign exchange markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in foreign exchange markets may at any time have significantly different views from those expressed by us or one or more of our affiliates. For reasons such as these, we believe that most investors in the foreign exchange markets derive information concerning those markets from multiple sources. You should investigate the foreign exchange markets and not rely on views which may be expressed by us or one or more of our affiliates in the ordinary course of business with respect to future exchange rate movements.

You should make such investigation as you deem appropriate as to the merits of an investment linked to the basket components. Neither the offering of the notes nor any views which may from time to time be expressed by us or one or more of our affiliates in the ordinary course of business with respect to future exchange rate movements constitutes a recommendation as to the merits of an investment in the notes.

Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of determining, among other things, the ending level, calculating the redemption amount, selecting a successor or replacement service or page with respect to an exchange rate and determining whether adjustments to the basket components should be made. In addition, the

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Risk Factors (Continued)

calculation agent will determine the exchange rate for a basket component if the exchange rate for such basket component is not published. Although such determination must be made by the calculation agent in a commercially reasonable manner and the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you. In addition, some of our activities in connection with hedging our obligations under the notes and other business activities may create conflicts of interest as discussed in the next risk factor.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Value Of The Notes.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the notes by entering into foreign exchange and currency derivative transactions. Although they are not expected to, any of these trading or hedging activities may adversely affect the trading value of the basket components relative to the U.S. Dollar and, therefore, the level of the Basket and the value of the notes. It is possible that we or one or more of our affiliates could receive substantial returns with respect to those hedging activities while the value of the notes may decline.

We or one or more of our affiliates may also participate in the interbank foreign exchange and currency derivative markets on a regular basis as part of our or its banking, general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate or hedge transactions for customers. Any of these activities could adversely affect the trading value of the basket components relative to the U.S. Dollar and, therefore, the level of the Basket and the value of the notes.

We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if the we or one or more or our affiliates take any such position at any time, it is possible that the we or one or more of our affiliates could receive substantial returns with respect to those positions while the value of the notes may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other notes or securities or financial instruments with returns indexed to one or more basket components, the Basket or a similar foreign currency basket. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

Significant Aspects Of The Tax Treatment Of The Notes Are Uncertain.

The United States federal income tax consequences of your investment in the notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described below. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “United States Federal Income Tax Considerations.”

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Pursuant to the terms of the notes, Wells Fargo and you agree (in the absence of a change in law, administrative guidance or a judicial ruling to the contrary) to characterize your notes as pre-paid derivative contracts relating to the performance of the Basket for United States federal income tax purposes. If your notes are so treated (and such treatment is respected by the Internal Revenue Service), you should generally recognize gain or loss upon the sale or maturity of your notes in an amount equal to the

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Risk Factors (Continued)

difference between the amount you receive upon the sale of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss should generally be exchange gain or loss that is taxable as ordinary income or loss to the extent such gain or loss is attributable to changes in the value of the basket components. As discussed below under “United States Federal Income Tax Considerations” on page PRS-27, we believe that it would be reasonable for you to take the position that you are eligible to make an election with respect to the notes under which any gain or loss that you recognize with respect to the notes would be capital gain or loss. The discussion below addresses the specific rules as to how such an election should be made.

However, there is a risk that the Internal Revenue Service might assert that (i) your notes should be treated as non-forward derivative contracts with respect to the Basket and that (ii) the election described above is unavailable for such contracts, in which case the Internal Revenue Service could treat such gain as ordinary income. Please see more detailed discussion in “United States Federal Income Tax Considerations” on page PRS-27 below. Any gain or loss that is not attributable to changes in the value of the basket components should be capital gain or loss, irrespective of whether you made such election.

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Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

Hypothetical Payout Profile

The following profile is based on a hypothetical contingent minimum return of 19.5% or $195 per $1,000 note (the midpoint of the specified range for the contingent minimum return) and a participation rate of 100%. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, contingent minimum return and the term of your investment.

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Hypothetical Payments at Stated Maturity

Set forth below are three examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical contingent minimum return of 19.5% or $195 per $1,000 note (the midpoint of the specified range for the contingent minimum return) and assuming component returns as indicated in the examples.

Example 1. Redemption amount reflects a return equal to the contingent minimum return:

	Brazilian Real	Australian Dollar	Norwegian Krone	Canadian Dollar
Initial Component Level	0.58928	1.01525	0.17262	1.00145
Final Component Level	0.62946	1.10622	0.19197	0.98503
Component Return	6.82%	8.96%	11.21%	-1.64%

Based on the component returns set forth above, the hypothetical ending level would equal:

100 x [1 + (25% x 6.82%) + (25% x 8.96%) + (25% x 11.21%) + (25% x -1.64%)] = 106.34

Since the hypothetical ending level is greater than the starting level, but not by more than 19.5%, the redemption amount would equal $1,000 plus the contingent minimum return.

On the stated maturity date you would receive $1,195.00 per $1,000 note.

Example 2. Redemption amount reflects a return greater than the contingent minimum return:

	Brazilian Real	Australian Dollar	Norwegian Krone	Canadian Dollar
Initial Component Level	0.58928	1.01525	0.17262	1.00145
Final Component Level	0.73813	1.32977	0.23418	1.40874
Component Return	25.26%	30.98%	35.66%	40.67%

Based on the component returns set forth above, the hypothetical ending level would equal:

100 x [1 + (25% x 25.26%) + (25% x 30.98%) + (25% x 35.66%) + (25% x 40.67%)] = 133.14

Since the hypothetical ending level is greater than the starting level by more than 19.5%, the redemption amount would equal:

$1,000 +	$1,000	x	133.14 – 100	x 100%	= $	1,331.40
100

On the stated maturity date you would receive $1,331.40 per $1,000 note.

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Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is less than the original offering price:

	Brazilian Real	Australian Dollar	Norwegian Krone	Canadian Dollar
Initial Component Level	0.58928	1.01525	0.17262	1.00145
Final Component Level	0.52905	0.86063	0.13180	0.94878
Component Return	-10.22%	-15.23%	-23.65%	-5.26%

Based on the component returns set forth above, the hypothetical ending level would equal:

100 x [1 + (25% x -10.22%) + (25% x -15.23%) + (25% x -23.65%) + (25% x -5.26%)] = 86.41

Since the hypothetical ending level is less than the starting level, you would lose a portion of the original offering price of your notes and receive the redemption amount equal to:

$1,000 –	$1,000	x	100 – 86.41	= $	864.10
100

On the stated maturity date you would receive $864.10 per $1,000 note.

To the extent that the component returns, ending levels and the actual contingent minimum return differ from the values assumed above, the results indicated above would be different.

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Hypothetical Returns

The following table illustrates, for a hypothetical contingent minimum return of 19.5% or $195 per $1,000 note (the midpoint of the specified range of the contingent minimum return) and a range of hypothetical ending levels of the Basket:

•	the hypothetical percentage change from the starting level to the hypothetical ending level;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending level	Hypothetical percentage change from the starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
150.00	50.00%	$1,500.00	50.00%	17.60%
140.00	40.00%	$1,400.00	40.00%	14.40%
130.00	30.00%	$1,300.00	30.00%	11.06%
120.00	20.00%	$1,200.00	20.00%	7.56%
110.00	10.00%	$1,195.00	19.50%	7.38%
105.00	5.00%	$1,195.00	19.50%	7.38%
100.00(2)	0.00%	$1,195.00	19.50%	7.38%
95.00	-5.00%	$ 950.00	-5.00%	-2.03%
90.00	-10.00%	$ 900.00	-10.00%	-4.12%
80.00	-20.00%	$ 800.00	-20.00%	-8.53%
70.00	-30.00%	$ 700.00	-30.00%	-13.29%
60.00	-40.00%	$ 600.00	-40.00%	-18.47%
50.00	-50.00%	$ 500.00	-50.00%	-24.20%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The starting level.

The above figures are for purposes of illustration only. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending level and the actual contingent minimum return.

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The Basket

The Basket will represent a weighted portfolio of the following four basket components, with the return of each basket component relative to the U.S. Dollar having a 25% weighting in the Basket: the Brazilian Real; the Australian Dollar; the Norwegian Krone; and the Canadian Dollar. The value of the Basket will increase or decrease depending upon the performance of the basket components relative to the U.S. Dollar.

The Basket is not a recognized market measure. The Basket was created solely for the purposes of the offering of the notes and will be calculated solely during the term of the notes. The Basket does not reflect the performance of all major currency markets, and may not reflect actual market performance.

The following graph sets forth the hypothetical historical end-of-period levels of the Basket for each month in the period from January 31, 2000 through October 2010, assuming that the Basket was constructed on January 31, 2000 with a starting level of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the exchange rates and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”) and all historical exchange rate information presented herein is provided on a basis comparable to the corresponding exchange rate definition for each basket component. As a result, the historical exchange rate information for each basket component, other than the Australian Dollar, is derived from the applicable rate information as published by Bloomberg and was calculated in a manner consistent with the exchange rate definition for such basket component. The historical exchange rate information provided herein for the Australian Dollar is presented to four decimal places, consistent with the presentation of historical information on Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The hypothetical historical levels, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the Basket during any period shown below is not an indication that the percentage change in the level of the Basket is more likely to be positive or negative during the term of the notes. The hypothetical historical levels do not give an indication of future levels of the Basket.

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The Basket (Continued)

Brazilian Real

The following graph sets forth end-of-period exchange rates of the Brazilian Real relative to the U.S. Dollar for each month in the period from January 2000 through October 2010. The exchange rate on November 9, 2010 was 0.58928.

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The Basket (Continued)

The following table sets forth the high and low exchange rates, as well as end-of-period exchange rates, of the Brazilian Real relative to the U.S. Dollar for each quarter in the period from January 1, 2000 through September 30, 2010 and for the period from October 1, 2010 to November 9, 2010.

	High	Low	Last
2000
First Quarter	0.58025	0.53926	0.57231
Second Quarter	0.57514	0.53946	0.55556
Third Quarter	0.56344	0.53781	0.54239
Fourth Quarter	0.54104	0.50385	0.51140
2001
First Quarter	0.51661	0.46262	0.46262
Second Quarter	0.46764	0.40407	0.43386
Third Quarter	0.43013	0.35705	0.37435
Fourth Quarter	0.43611	0.35935	0.43096
2002
First Quarter	0.43607	0.40501	0.43037
Second Quarter	0.44035	0.34974	0.35157
Third Quarter	0.35528	0.25675	0.25675
Fourth Quarter	0.29173	0.25283	0.28302
2003
First Quarter	0.30527	0.27305	0.29823
Second Quarter	0.35099	0.29977	0.34819
Third Quarter	0.35437	0.32531	0.34207
Fourth Quarter	0.35376	0.33846	0.34612
2004
First Quarter	0.35686	0.33469	0.34381
Second Quarter	0.34791	0.31200	0.32180
Third Quarter	0.34982	0.32523	0.34982
Fourth Quarter	0.37673	0.34666	0.37673
2005
First Quarter	0.39030	0.36204	0.37507
Second Quarter	0.42546	0.37597	0.42546
Third Quarter	0.45000	0.40558	0.45000
Fourth Quarter	0.46226	0.42132	0.42722
2006
First Quarter	0.47468	0.42626	0.46032
Second Quarter	0.48577	0.42175	0.46204
Third Quarter	0.46988	0.45069	0.45994
Fourth Quarter	0.46880	0.45725	0.46773
2007
First Quarter	0.48771	0.46391	0.48771
Second Quarter	0.52502	0.48833	0.51916
Third Quarter	0.54380	0.47340	0.54380
Fourth Quarter	0.57720	0.54051	0.56456
2008
First Quarter	0.59880	0.54642	0.57172
Second Quarter	0.62818	0.57032	0.62818
Third Quarter	0.64131	0.51127	0.52238
Fourth Quarter	0.52048	0.39994	0.42790
2009
First Quarter	0.45685	0.41292	0.43193
Second Quarter	0.51811	0.43670	0.51240
Third Quarter	0.56240	0.49635	0.56240
Fourth Quarter	0.58741	0.55932	0.57432
2010
First Quarter	0.58048	0.53268	0.56148
Second Quarter	0.57783	0.53160	0.55509
Third Quarter	0.59025	0.55537	0.59025
October 1, 2010 to November 9, 2010	0.60408	0.58439	0.58928

*Any appreciation of the Brazilian Real relative to the U.S. Dollar will cause the exchange rate to increase (reflecting that the Brazilian Real will purchase a greater number of U.S. Dollars). Conversely, any depreciation of the Brazilian Real relative to the U.S. Dollar will cause the exchange rate to decrease (reflecting that the Brazilian Real will purchase fewer U.S. Dollars).

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The Basket (Continued)

Australian Dollar

The following graph sets forth end-of-period exchange rates of the Australian Dollar relative to the U.S. Dollar for each month in the period from January 2000 through October 2010. The exchange rate on November 9, 2010 was 1.101525.

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The Basket (Continued)

The following table sets forth the high and low exchange rates, as well as end-of-period exchange rates, of the Australian Dollar relative to the U.S. Dollar for each quarter in the period from January 1, 2000 through September 30, 2010 and for the period from October 1, 2010 to November 9, 2010.

	High	Low	Last
2000
First Quarter	0.6675	0.6017	0.6070
Second Quarter	0.6079	0.5681	0.6004
Third Quarter	0.5983	0.5410	0.5416
Fourth Quarter	0.5581	0.5111	0.5557
2001
First Quarter	0.5703	0.4883	0.4883
Second Quarter	0.5304	0.4843	0.5081
Third Quarter	0.5369	0.4858	0.4935
Fourth Quarter	0.5234	0.4927	0.5119
2002
First Quarter	0.5337	0.5062	0.5337
Second Quarter	0.5748	0.5273	0.5614
Third Quarter	0.5678	0.5270	0.5434
Fourth Quarter	0.5675	0.5427	0.5631
2003
First Quarter	0.6168	0.5627	0.6043
Second Quarter	0.6732	0.5972	0.6707
Third Quarter	0.6834	0.6394	0.6769
Fourth Quarter	0.7535	0.6823	0.7535
2004
First Quarter	0.7977	0.7293	0.7635
Second Quarter	0.7671	0.6835	0.6966
Third Quarter	0.7327	0.6865	0.7244
Fourth Quarter	0.7929	0.7189	0.7839
2005
First Quarter	0.7985	0.7559	0.7736
Second Quarter	0.7827	0.7513	0.7623
Third Quarter	0.7746	0.7404	0.7637
Fourth Quarter	0.7630	0.7267	0.7336
2006
First Quarter	0.7565	0.7036	0.7131
Second Quarter	0.7765	0.7178	0.7430
Third Quarter	0.7709	0.7406	0.7463
Fourth Quarter	0.7920	0.7427	0.7882
2007
First Quarter	0.8104	0.7720	0.8079
Second Quarter	0.8485	0.8139	0.8484
Third Quarter	0.8850	0.7839	0.8850
Fourth Quarter	0.9368	0.8577	0.8781
2008
First Quarter	0.9475	0.8623	0.9129
Second Quarter	0.9637	0.9037	0.9597
Third Quarter	0.9825	0.7864	0.7888
Fourth Quarter	0.7905	0.6072	0.6972
2009
First Quarter	0.7157	0.6311	0.6948
Second Quarter	0.8201	0.6941	0.8085
Third Quarter	0.8826	0.7769	0.8826
Fourth Quarter	0.9370	0.8667	0.8994
2010
First Quarter	0.9310	0.8648	0.9179
Second Quarter	0.9347	0.8146	0.8447
Third Quarter	0.9688	0.8365	0.9683
October 1, 2010 to November 9, 2010	1.0153	0.9673	1.0153

* Any appreciation of the Australian Dollar relative to the U.S. Dollar will cause the exchange rate to increase (reflecting that the Australian Dollar will purchase a greater number of U.S. Dollars). Conversely, any depreciation of the Australian Dollar relative to the U.S. Dollar will cause the exchange rate to decrease (reflecting that the Australian Dollar will purchase fewer U.S. Dollars).

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The Basket (Continued)

Norwegian Krone

The following graph sets forth end-of-period exchange rates of the Norwegian Krone relative to the U.S. Dollar for each month in the period from January 2000 through October 2010. The exchange rate on November 9, 2010 was 0.17262.

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The Basket (Continued)

The following table sets forth the high and low exchanges rates, as well as end-of-period exchange rates, of the Norwegian Krone relative to the U.S. Dollar for each quarter in the period from January 1, 2000 through September 30, 2010 and for the period from October 1, 2010 to November 9, 2010.

	High	Low	Last
2000
First Quarter	0.12616	0.11805	0.11849
Second Quarter	0.11847	0.10914	0.11699
Third Quarter	0.11671	0.10625	0.11015
Fourth Quarter	0.11340	0.10452	0.11340
2001
First Quarter	0.11596	0.10914	0.10978
Second Quarter	0.11078	0.10599	0.10711
Third Quarter	0.11710	0.10611	0.11274
Fourth Quarter	0.11460	0.10983	0.11149
2002
First Quarter	0.11452	0.10976	0.11323
Second Quarter	0.13396	0.11408	0.13326
Third Quarter	0.13685	0.12822	0.13494
Fourth Quarter	0.14435	0.13130	0.14435
2003
First Quarter	0.14629	0.13386	0.13780
Second Quarter	0.15068	0.13668	0.13853
Third Quarter	0.14265	0.13060	0.14173
Fourth Quarter	0.15062	0.13859	0.15031
2004
First Quarter	0.15016	0.14031	0.14565
Second Quarter	0.15026	0.14338	0.14427
Third Quarter	0.14945	0.14213	0.14856
Fourth Quarter	0.16512	0.14772	0.16511
2005
First Quarter	0.16472	0.15240	0.15837
Second Quarter	0.16064	0.15172	0.15296
Third Quarter	0.16096	0.14965	0.15327
Fourth Quarter	0.15550	0.14681	0.14768
2006
First Quarter	0.15343	0.14574	0.15237
Second Quarter	0.16678	0.15337	0.16070
Third Quarter	0.16340	0.15118	0.15340
Fourth Quarter	0.16404	0.14753	0.16061
2007
First Quarter	0.16480	0.15434	0.16382
Second Quarter	0.16957	0.16341	0.16931
Third Quarter	0.18443	0.16688	0.18443
Fourth Quarter	0.18979	0.17855	0.18417
2008
First Quarter	0.19678	0.17992	0.19678
Second Quarter	0.20168	0.19081	0.19633
Third Quarter	0.19851	0.16914	0.16914
Fourth Quarter	0.16909	0.13710	0.14281
2009
First Quarter	0.15839	0.13818	0.14810
Second Quarter	0.16207	0.14630	0.15536
Third Quarter	0.17243	0.15287	0.17235
Fourth Quarter	0.18047	0.16979	0.17311
2010
First Quarter	0.17802	0.16499	0.16847
Second Quarter	0.17066	0.14922	0.15377
Third Quarter	0.17076	0.15398	0.17076
October 1, 2010 to November 9, 2010	0.17447	0.16903	0.17262

*Any appreciation of the Norwegian Krone relative to the U.S. Dollar will cause the exchange rate to increase (reflecting that the Norwegian Krone will purchase a greater number of U.S. Dollars). Conversely, any depreciation of the Norwegian Krone relative to the U.S. Dollar will cause the exchange rate to decrease (reflecting that the Norwegian Krone will purchase fewer U.S. Dollars).

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The Basket (Continued)

Canadian Dollar

The following graph sets forth end-of-period exchange rates of the Canadian Dollar relative to the U.S. Dollar for each month in the period from January 2000 through October 2010. The exchange rate on November 9, 2010 was 1.00145.

PRS-25

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The Basket (Continued)

The following table sets forth the high and low exchange rates, as well as end-of-period exchange rates, of the Canadian Dollar relative to the U.S. Dollar for each quarter in the period from January 1, 2000 through September 30, 2010 and for the period from October 1, 2010 to November 9, 2010.

	High	Low	Last
2000
First Quarter	0.69745	0.67847	0.68880
Second Quarter	0.68913	0.66344	0.67490
Third Quarter	0.68241	0.66463	0.66463
Fourth Quarter	0.66876	0.64098	0.66578
2001
First Quarter	0.66984	0.63508	0.63508
Second Quarter	0.65933	0.63267	0.65894
Third Quarter	0.66295	0.63303	0.63303
Fourth Quarter	0.64193	0.62364	0.62645
2002
First Quarter	0.63424	0.61900	0.62680
Second Quarter	0.66120	0.62504	0.65751
Third Quarter	0.65950	0.62661	0.63044
Fourth Quarter	0.64570	0.62767	0.63299
2003
First Quarter	0.68241	0.63557	0.67981
Second Quarter	0.74839	0.67422	0.73594
Third Quarter	0.74772	0.70882	0.74102
Fourth Quarter	0.77381	0.74278	0.77381
2004
First Quarter	0.78759	0.74234	0.76086
Second Quarter	0.76318	0.71515	0.74582
Third Quarter	0.79014	0.74794	0.79014
Fourth Quarter	0.84897	0.78444	0.83459
2005
First Quarter	0.83598	0.79707	0.82651
Second Quarter	0.82332	0.78691	0.81646
Third Quarter	0.86162	0.80244	0.86162
Fourth Quarter	0.86866	0.83598	0.85602
2006
First Quarter	0.88355	0.85186	0.85719
Second Quarter	0.91042	0.85259	0.89920
Third Quarter	0.90457	0.87458	0.89630
Fourth Quarter	0.89566	0.85933	0.85933
2007
First Quarter	0.86678	0.84317	0.86678
Second Quarter	0.94607	0.86393	0.94003
Third Quarter	1.00634	0.92937	1.00634
Fourth Quarter	1.09158	0.98145	1.01317
2008
First Quarter	1.02701	0.96834	0.97456
Second Quarter	1.01719	0.96946	0.98561
Third Quarter	1.00170	0.92773	0.94056
Fourth Quarter	0.94135	0.76917	0.81004
2009
First Quarter	0.84825	0.76929	0.79479
Second Quarter	0.92524	0.78871	0.86103
Third Quarter	0.94331	0.85925	0.93171
Fourth Quarter	0.97220	0.92413	0.95383
2010
First Quarter	0.98892	0.93179	0.98561
Second Quarter	1.00241	0.92490	0.94100
Third Quarter	0.98386	0.93712	0.97475
October 1, 2010 to November 9, 2010	1.00145	0.96880	1.00145

*Any appreciation of the Canadian Dollar relative to the U.S. Dollar will cause the exchange rate to increase (reflecting that the Canadian Dollar will purchase a greater number of U.S. Dollars). Conversely, any depreciation of the Canadian Dollar relative to the U.S. Dollar will cause the exchange rate to decrease (reflecting that the Canadian Dollar will purchase fewer U.S. Dollars).

PRS-26

Access Securities Notes Linked to a Currency Basket due June , 2013

United States Federal Income Tax Considerations

The following is a general description of certain United States federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the notes and receiving payments of amounts under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes as part of a straddle, a hedging, a conversion or other integrated transaction for tax purposes, or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

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In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat a note for all tax purposes as a pre-paid derivative contract relating to the performance of the Basket and the terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to so characterize and treat the notes. Except as noted below under “Alternative Treatments,” the rest of this discussion assumes that your notes will be so treated.

Upon the sale or maturity of your notes, you should recognize gain or loss equal to the difference between the amount realized on the sale or maturity and your tax basis in your notes. Your tax basis in your notes generally should equal your cost for your notes. Such gain or loss will generally be exchange gain or loss to the extent such gain or loss is attributable to changes in the value of the Basket. If you are an initial purchaser and you hold your notes until maturity, all such gain or loss you recognize with respect to your notes will generally be exchange gain or loss. Gain or loss that is not attributable to changes in the value of the Basket should generally be capital gain or loss.

Unless you make the election discussed below, the exchange gain or loss will generally be treated as U.S. source ordinary income or loss. If you are a noncorporate holder, you would generally be able to use an ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

It would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your notes as capital gain or loss, which would be long-term capital gain or loss if you have held your notes for more than one year at the time of sale or maturity. More specifically, a taxpayer may elect to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss. We believe that it would be reasonable to take the position that the notes should be treated as a “forward contract” or a “similar financial instrument” for this purpose and that therefore a holder can make the election with respect to the notes.

You may make the election described above by clearly identifying your notes as subject to such election in your books and records on the date you acquire your notes. You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your notes, (iii) describe any security for which this election was in effect on the date such security was exercised, sold or exchanged during the taxable year, (iv) state that your notes were never part of a “straddle” as defined in Section 1092 of the Code and (v) state that all transactions subject to the election are included on the statement. Alternatively, you will be treated as having satisfied the election and verification requirements if you acquire, hold and dispose of your notes in an account with an unrelated broker or dealer and the following requirements are met: (i) only transactions entered into on or after the date the account was established may be recorded in the account, (ii) transactions involving the notes are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language: “Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B)”. Your election may not be effective if you do not comply with the election and verification requirements. You should consult your tax advisor about how this election might be made with respect to your notes.

Any capital gain or loss that you recognize in respect of the notes should generally be short-term capital gain or loss if you hold the notes for one year or less and should be long-term capital gain or loss if you hold the notes

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for more than one year at the time of sale or maturity. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for United States federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could take the position that the election described above, which generally permits a taxpayer to treat the gain or loss from a “forward contract” or a similar financial instrument with respect to foreign currency as capital gain or loss, is not available to a holder of a derivative contract of the type that is represented by your notes. Accordingly, it is possible that any gain or loss you might recognize with respect to the notes that is attributable to changes in the value of the basket components could be U.S. source ordinary income or loss even if you make the election described above.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. In December, 2007, the Internal Revenue Service issued Revenue Ruling 2008-1, which concluded that an instrument with a term of three years that was economically equivalent to a euro-denominated deposit—i.e., an instrument issued for 75 euros, promising market-rate interest in euros, and a return of 75 euros at maturity—should be treated as euro-denominated indebtedness notwithstanding that it is denominated in U.S. dollars (e.g., is issued and repaid for an amount in U.S. dollars that is equal to the current value of 75 euros). We do not believe the notes are economically equivalent to deposits in the currencies that make up the Basket, however, because (a) the notes do not provide for accruals of interest, (b) the performance of the notes is linked to a basket of currencies, rather than a single currency, and (c) the upside return on the notes is subject to the Contingent Minimum Return (depending on the Ending Level of the Basket). We therefore think the better view is that Revenue Ruling 2008-1 does not apply to the notes. The intended ambit of this ruling is not clear, however, and the Internal Revenue Service could take the view that Revenue Ruling 2008-1 or the principles of Revenue Ruling 2008-1 should apply to your notes. Under such a view, it is possible that your notes could be treated as a debt instrument denominated in the currencies that make up the Basket or a series of debt instruments, each of which is denominated in a constituent currency of the Basket. If your notes are so treated, it is possible that (i) you could be required to accrue interest with respect to the notes on a current basis even though you will not receive any payments from us until maturity and (ii) some or all of the gain or loss that you might recognize with respect to the notes could be ordinary gain or loss.

Additionally, the Internal Revenue Service has released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, if issued, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, Wells Fargo intends to treat your notes for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

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Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its gross interest income and its net gains from the sale, redemption or maturity of the notes, unless such gross interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your gains in respect of your investment in the notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the notes or a sale of the notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the notes or a sale of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Non-United States Holders. If you are not a United States holder and the notes are characterized and treated for all tax purposes as pre-paid derivative contracts relating to the performance of the Basket, as discussed above, you will not be subject to United States withholding tax with respect to payments on your notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes unless you comply with certain certification and identification requirements as to your foreign status. As discussed above, alternative characterizations of the notes for United States federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate. Prospective holders of the notes that are not United States holders should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors are required to report to the Internal Revenue Service all payments made to you on your notes. In addition, Wells Fargo and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your notes before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding will apply to any payments made to you on your notes if you fail to provide an accurate taxpayer identification number or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns. Furthermore, pursuant to recently enacted legislation, certain payments in respect of notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

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